EXHIBIT 99.1

Harris Corporation Names Howard L. Lance as Chairman

MELBOURNE, Florida, June 30, 2003 – Howard L. Lance, president and CEO of Harris Corporation (NYSE:HRS), has been elected Chairman of the Board. The election by the Board of Directors on June 27 is effective today.

Mr. Lance, 47, succeeds Phillip W. Farmer, who retires as chairman and a director of the company. Mr. Farmer was elected chairman and CEO in 1995 and completes a 21-year career at the company. He will be 65 in August. Also retiring from the Harris Board is Alfred C. DeCrane, Jr. Mr. DeCrane is a retired chairman and CEO of Texaco, Inc. and has served on the Harris Board for seven years.

Mr. Lance was named president, chief executive officer, and a director of Harris in January 2003. Prior to joining Harris, he had been president of NCR Corporation and chief operating officer of its Retail and Financial Group. Previously, he was executive vice president of Emerson Electric Company, where he led the company’s $3 billion Electronics and Telecommunications segment. Mr. Lance spent 17 years with Emerson Electric in management, operations, and sales and marketing assignments.

Earlier, Mr. Lance held sales and marketing assignments with the Scott-Fetzer Company and Caterpillar, Inc. where he began his career in an engineering co-op program. He earned an M.S. degree in management from the Krannert Graduate School of Management at Purdue University and a B.S. degree in industrial engineering from Bradley University.

Mr. Farmer joined Harris in 1982 and held several operations assignments before being named president of the company’s Electronic Systems Sector in 1989. He was elected executive vice president of Harris in 1991 with responsibility for the company’s Electronic Systems and Semiconductor businesses. He was elected president, chief operating officer, and a member of the Board in 1993. Prior to joining Harris, he spent 20 years with General Electric.

“Phil led the company through very challenging market conditions in the late 1990s,” commented Mr. Lance. “The restructuring that he envisioned and implemented in 1999 focused Harris on its core capabilities in communications and enabled the company to successfully navigate through a difficult economic environment in which many competitors have failed. Under his leadership, the company has maintained sound financial management that has placed Harris in a solid position for continued growth as markets recover.

“Al DeCrane brought a unique perspective to the Harris Board, drawn from a distinguished career at Texaco that spanned 37 years,” Mr. Lance said. “ He provided sound analysis and judgment to his responsibilities as chair of the Corporate Governance Committee and other board assignments. He is a valued colleague and good friend to Harris.”

Harris Corporation is an international communications technology company focused on providing product, system and service solutions for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

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